Exhibit 10.10
FULL COMMERCIAL MANAGEMENT AGREEMENT
This Agreement is made as of October 21, 2010 between Ridgebury Tankers Ltd of the Marshall Islands (“Owner”) and Heidmar Inc. of the Marshall Islands, (“Manager”)
Whereas,
(A)	The Owner has advised the Manager that it expects to purchase (or cause one or more wholly owned subsidiaries to purchase) and become the registered owner of the ships (the “Vessels”) more particularly described in Schedule A annexed hereto.
(B)	Owner wishes to retain Manager to provide, subject to the terms and conditions set forth herein, certain commercial management services in respect of the Vessels.
(C)	Manager is willing and able to provide such commercial management services upon the terms and conditions set forth below.
Now therefore the parties hereto agree as follows:
1.	APPOINTMENT
Effective, with respect to each of the Vessels upon the purchase thereof, Manager is hereby appointed by Owner as Commercial Manager of the Vessels to perform the services described herein, and Manager hereby accepts such appointment on the terms and conditions of this Agreement. Manager may not subcontract its duties hereunder to any other entity without the prior written consent of Owner.
2.	TERM
2.01	With respect to a Vessel, the term of this Agreement shall continue until the completion of the voyage following the effective date of any written notice given by either party to the other that the Agreement is to terminate. Notice to terminate shall not be effective until 30 days following its having been delivered, unless otherwise mutually agreed in writing.
2.02	Anything to the contrary notwithstanding, this Agreement shall terminate with respect to a Vessel (and the Owner shall not be obligated to pay Management Fees with respect to said Vessel) on the date immediately before the first date on which the Vessel enters the Blue Fin Tanker Pool managed by Manager; said entry to be pursuant to a time charter between Owner (or its subsidiary) and Blue Fin Tankers Inc. (“Blue Fin”) and a tri-partite pool agreement among Owner (or its subsidiary) Manager and Blue Fin.
3.	THE MANAGER’S GENERAL OBLIGATIONS
3.01	Manager shall, on behalf of Owner, attend to the day-to-day commercial and operational management of the Vessels in accordance with sound commercial industry standards.
3.02	In the exercise of its duties hereunder Manager shall act fully in accordance with the reasonable policies, guidelines and instructions from time to time communicated to it by Owner and serve Owner faithfully and diligently in the performance of this Agreement, according to commercial industry standards.

3.03	In the performance of this Agreement, Manager shall protect the interests of Owner in all matters directly or indirectly relating to the Vessel. Manager shall ensure that adequate manpower is employed by it to perform its obligations under this agreement. Insofar as practicable, it shall use its best efforts to ensure fair distribution of available manpower, supplies and services as between the Vessels and all other vessels under its management.
4.	MANAGER’S POWER
4.01	Manager is entitled to carry its duties under the terms of this Agreement as provided in Clause 5 herein as Owner’s agent at its own discretion.
4.02	In the performance of this Agreement, Manager shall be authorized to perform only the functions described in Clause 5 and to do all such things or take all such actions related to such performance in accordance with commercial industry standards.
4.03	Manager is under no circumstances authorized to mortgage or otherwise encumber the Vessels, as security for loans or other amounts due. To the extent permitted by law, Manager will take all reasonable measures to avoid creating liens on the Vessels for services or necessaries, which are not the responsibility of Owner. Manager will not grant credit privileges or extend credit to any charterer, shipper, consignee, supplier or other third party involved in the trading or operation of the Vessels. Manager has no authority to sell the Vessels. Manager has no authority to enter into repair contracts or dry-docking agreements without the written approval of Owner.
5.	COMMERCIAL MANAGEMENT SERVICES
Manager shall provide following commercial management services:
5.01	Manager shall have the authority to fix voyage charters in accordance with the trading restrictions defined in Clause 5.05. Manager will provide Owner with a fixture note of each voyage via the website and email.
5.02	Subject to Owner’s consent on a case-by-case basis or pursuant to specific guidelines provided by Owner, Manager may negotiate period charters for the employment of the Vessel. Manager shall not enter into charters exceeding three (3) months without Owner’s prior consent.
5.03	Except for voyage charters, Manager shall seek Owner’s prior written approval for fixtures of the Vessel.
5.04	Fix the Vessels and Manager’s other managed vessels (each an “Other Vessel”) in a fair manner. It is understood that when there appear to be a conflict of interests between the Vessels and an Other Vessel, then the latter will take precedence.
5.05	Manager will use due diligence to ensure that the Vessels will be employed between safe ports, safe anchorages and safe berths, so far as this can be established by exercising due diligence. The Vessels shall not be traded to Cuba, war and/or war like zones, Haiti, or Orinoco River, Albania, Turkish occupied Cyprus, Yugoslavia, Croatia, Slovenia, North Korea, and US/UN prohibited countries without Owner’s express written agreement.

The exclusions established by the Vessels’ leading Hull Underwriters, Institute Warranties, American Institute Underwriter and the American Institute Trade Warranties will form part of this Agreement.
Manager will include in the Charter Parties and an appropriate War Risks Clause, Clause Paramount and any other Owner’s protective clauses where applicable in accordance with the custom of trade.
Any clauses in Charter parties believed to be detrimental to Owner’s interest but insisted by charterers for inclusion should be discussed with Owner for approval.
5.06	Manager shall use best endeavors to promote and market the Vessels in the carriage of petroleum products.
5.07	To arrange the scheduling of the Vessels according to the terms of the Vessels’ employment.
5.08	To carry out all necessary communications with shippers, charterers and other involved with their receiving and handling of the Vessels at the loading and discharging ports, including notices required under the terms of the Vessels’ employment.
5.09	On behalf of and in the name of the Owner to issue or cause to be issued to shippers customary bills of lading or other documents required under the terms of the Vessels’ employment.
5.10	Owner authorizes Manager to permit cargo discharged in accordance with Letter of Indemnities issued, or invocation of same, and signed by the charterers and/or bank, wording as per Owner P&I club, which is attached as Exhibit 1 here to. If Manager is in doubt of the performance by the charterer under the intended charter or Letter of Indemnity, Manager shall exercise due diligence to check the background and financial standing of the charterer and provide the information to Owner for its consideration before fixing the Vessels.
5.11	To collect on behalf of Owner all freights and other sums due to Owner and accounts receivables arising from the operation of the Vessels. To give receipts therefore, to make any and all claims for monies due to Owner and to issue releases upon receipt of payment of such claims and in connection with the settlement of such claims. All freights and other sums receivable under the charter and contract of affreightment and funds derived from the employment of the Vessels minus any/all voyage expenses including but not limited to bunker costs, port expenses, insurances, owners items, reasonable working capital i.e. USD 200,000/-, float at the completion of one charter fixture and beginning of another etc, shall be deposited to Owner’s nominated account in accordance with Owner’s written instructions. All funds received by Manager from any other source for the account of Owner shall be immediately deposited on the same dates when such funds are paid or collected, provided time permitting otherwise the next banking day, to said account of Owner. In the receipt and handling of any funds on behalf of Owner, Manager shall have fiduciary responsibilities with respect thereto in accordance with normal vessel agency practices and applicable law.
All excess operating funds over and above USD 200,000 float and after deduction of voyage expenses, management fees, brokerage commissions and other sums payable are to be deposited in Owner’s following account:

(BANKING DETAILS TO BE PROVIDED)
5.12	With prior consent of Owner, to institute, defend, intervene in, settle, compromise or abandon any legal proceedings by or against Owner or by or against the Vessels or which in any way concerns the Vessels, their freight, earnings and disbursements or concerning the crews and officers on board the Vessels and for the purposes of this clause the expression “Legal Proceedings” shall include arbitration, civil, regulatory and criminal proceedings of all kinds. All claims for or against Owner or the Vessels shall be promptly notified to Owner and Owner shall have the right to give instructions regarding the handling of such claims including the selection of counsel, decisions regarding settlement, and the appointment of surveyors and experts. The handling of all such claims and legal matters shall always be consistent with the instructions and requirements of the Vessels’ P&I club, Hull Underwriters, or other insurers.
5.13	To furnish the Master of the Vessels appropriate voyage instructions and monitor voyage performance. Manager will use its best efforts to achieve the most economical, efficient and quick dispatch of the Vessels between ports and at ports and terminals.
5.14	To maintain such records, accounts, statements and supporting vouchers, if any, obtained in connection with the services covered by this Agreement and make them available to Owner upon request to the Vessel.
5.15	To submit to Owner (1) the Vessels’ up to date itinerary as posted on Manager’s website as well as chartering and operating data by Vessel on a semi-monthly basis, (II) cash, receivable and payable statements on a fortnightly basis, (III) a full set of financial statements on a quarterly basis, (IV) once during every three (3) months during the term of this Agreement, such financial and business reports and other information relating to the provision of Manager’s services under this Agreement as Owner may reasonably require and in such form as may be agreed between Owner and Manager, (V) working capital status on a semimonthly basis. All original and supporting documentation to be mailed to Owner when closed. This information is to be kept on file for at least 7 years by Owner and available for review at any time. Once a voyage is closed this information will be supported with certified copies of original invoices and with certified copies of original documents issued by the providers of the services. Additionally, and when customarily required (as in the case of bunkers), the invoices will need to include the Vessels’ seal and the master’s signature.
5.16	To provide Owner the following services:
•	Appoint vessel husbandry agents at ports when necessary.
•	Bunkering
•	Arranging berths or anchorages
•	Arranging for entry and clearance of the Vessels and all other services relating to the Vessels’ movements in port, including tugs and pilots.
•	Coordinate with and assist technical manager in obtaining Oil Majors’ approvals.
•	Preparing all voyage documentation required by the Vessels.

•	Preparing laytime statements and or hire statements including obtaining port documents and expense supports necessary for such calculation.
•	Providing payment of port charges due and payable in respect of the Vessels.
6.	ADMINISTRATION
Manager shall, at its own expense, provide all office accommodations, office equipment, communication, office stationery and office staff, as is required for the provision of its services hereunder.
7.	REMUNERATION
7.01	In consideration of the obligations undertaken by Manager under this Agreement, Owner shall pay Manager a commission fee equal to one and one half of one per cent (1.5%) calculated on the gross freight, demurrage and charter hire obtained for the employment of the Vessels on contracts or charter parties entered into by Manager during the term of this Agreement, payable to Manager on the dates when such freight, demurrage or charter-hire, as the case may be, is paid or otherwise collected. However, no commission fee will be payable to Manager if the charter fixture is concluded by Owner with the prior consent of Manager.
7.02	In addition to the commission fee due to Manager under Clause 7.01 above and for as long as this Agreement is in effect, Owner shall also pay Manager a Management Fee of US$387 per day per vessel and as modified from time to time in accordance with this clause. For new Vessels entered under this Agreement, the Management Fee will commence on the date when a Vessel sails from her last discharge port and remain payable as mention hereunder. Unless Manager’s assistance is required, such Management Fee shall not be payable for periods exceeding seven (7) days during which a Vessel is unable to trade due to mechanical breakdown, drydocking, fire, collision or stranding, dangers and accidents of the sea, explosion, act of God, act of war, seizure under legal process, quarantine restriction, strike, lockout, riots, restraints of labor, civil commotion or arrests or restraints of princes, rulers or people. On the first day of every year, the Management Fee will be increased to the equivalent of any increase applied to Blue Fin Tankers. Should the management fee or commission of Blue Fin Tankers be amended then same to apply here.
7.03	The Management Fee shall be paid monthly in advance on the first day of each month and includes all services rendered by Manager and its servants.
7.04	Unless this Agreement is terminated by Owner in accordance with Clauses 13.03 a) and b) of this Agreement or by reason of default by, gross negligence or misconduct of Manager, its Directors, officers and/or employees in the performance under this Agreement, upon termination of this Agreement in relation to the Vessel, the Management Fee will be continued at the above rate in effect for 90 days from the date of termination. This is to cover operational and accounting costs of finalizing the Vessels’ disbursements, demurrage, etc.
7.05	Owner additionally undertakes to pay for and/or reimburse Manager for:
(a)	the disbursements and expenses incurred in connection with travel accommodations and living expenses while Manager’s personnel or representatives are traveling from time to time in connection with operational matters of the Vessels, provided such travel has been approved by Owner.
(b)	the fees and expenses of independent consultants, surveyors, or superintendents or other specialists, whom Manager considers desirable to employ from time to time in connection with operational matters of the Vessels, provided such arrangements have been approved by Owner.
8.	BENEFITS OR DISCOUNTS
Owner shall be entitled to receive and retain for its own account all credits, discounts, commissions and rebates which Manager in the performance of its obligations under this Agreement shall obtain or is entitled to receive from any person or company in the course of performing its obligation under this Agreement.
9.	BUNKERING
Fuel oil — TO BE PROVIDED
Auxiliaries — TO BE PROVIDED
10.	RIGHT OF INSPECTION
Owner shall at all reasonable times have access to Manager’s books, records and documents related to the duties established in this Agreement, including Manager’s records of funds collected on behalf of Owner and Manager’s documents and records relating to Owner’s business and accounting documents. Manager shall cooperate with Owner and its accountants and auditors in examining such accounting books, records and documents, whether written or electronic. Bank records may be inspected at any time on reasonable notice during regular working hours at Manager’s place of business.
11.	OIL POLLUTION
Manager undertakes to familiarize itself with oil spill response plans for the Vessels and to provide assistance and coordination in the event of an oil spill. Manager agrees to participate in any oil spill drills involving the Vessels. Owner to provide a copy of oil spill response plans to Manager.
12.	MORTGAGE COVENANTS
In the performance of its duties under this Agreement Manager will not knowingly do the following on behalf of the Owner:
•	Cause or permit the operation of the Vessels in any manner contrary to the applicable treaty or law or the transport of any cargo, which may expose the Vessel to penalties, seizure or arrest.
•	Operate the Vessels in a way that would be inconsistent with applicable laws, rules and regulations, international treaties and conventions, in force or issued from time to time.

•	Permit the Vessels to be operated in territorial waters of any country where their security may be jeopardized.
•	Cause the Vessels to be employed in any business, activity or operation that might result in their seizure, arrest, sequestration or destruction.
•	Charter the Vessels to carry unlawful cargoes.
13.	TERMINATION
13.01	Either party is entitled to terminate this Agreement at any time, effective as provided in Clause 2, but not before three (3) months, unless otherwise mutually agreed.
13.02	In the event of termination of this Agreement the parties shall consult with each other for the purpose of ensuring an orderly and efficient transfer of the management of the Vessels at a convenient and mutually agreed time and to that end, Manager will endeavor to cooperate with any new Manager of the Vessels.
13.03	Notwithstanding the provision in Clause 2 and Clause 13.01 of this Agreement and without prejudice to the accrued rights, if any, or remedies of the parties under or pursuant to this Agreement.
(i)	if Owner ceases to be the owner of a Vessel by reason of a sale thereof; or
(ii)	if a Vessel becomes an actual or constructive or compromised or arranged total loss; or
(iii)	if a Vessel is requisitioned for title or any other compulsory acquisition of a Vessel occurs, otherwise than by requisition for hire; or
(iv)	if a Vessel is captured, seized, detained or confiscated by any government or person acting or purporting to act on behalf of any government and is not released from such capture, seizure, detention or confiscation;
the Agreement shall no longer apply to that ship; or
(v)	if an order is made by any competent court of other appropriate authority or resolution passed for bankruptcy, dissolution or winding-up or for the appointment of a liquidator, manager, receiver or trustee of a party or of all or a substantial part of its assets, save for the purposes of amalgamation or re-organization (not involving or arising out of insolvency) the terms of which have received the prior written approval of the other party; or
(vi)	if Owner or the Manager ceases to carry on business, or a substantial part of the business, properties or assets of either such party is seized or appropriated, this Agreement shall thereupon be terminated immediately.
Furthermore, Owner shall be entitled to terminate Manager’s appointment hereunder by immediate notice to the Manager if:

a)	any money payable to Owner under or pursuant to this Agreement are not paid or accounted for in full by Manager in accordance with the provisions of this Agreement; or
b)	Manager repeatedly neglects or fails to perform its duties or to meet its obligations under his Agreement.
14.	INDEMNITY
14.01	Except as provided in 14.02 below, neither Manager nor any officer, director, shareholder or employee thereof shall be liable to Owner or to any third party, including any Master, Officer or Crewmember employed on the Vessel or in connection therewith, for any loss or damage arising directly or indirectly out of the performance by Manager of any of its obligations in respect of the Vessels under this Agreement. Owner shall indemnify and hold harmless and defend Manager, its officers, directors, shareholders and employees against any and all claims and demands (including costs and reasonable attorneys fees of defending such claim or demand) and any other losses or liabilities arising directly or indirectly out of the performance by Manager of any of its duties in respect of the Vessels under this Agreement.
14.02	The provisions of Clause 14.01 shall not apply with respect to any loss, damage, claim, demand, or liability if and to the extent that the same results from Manager’s, its Officers’, Directors’, Shareholders’ or Employees’ gross negligence or willful misconduct in the performance of its duties under this Agreement.
14.03	Clause 14 shall survive termination of this Agreement.
14.04	Manager shall at its own cost take out appropriate insurance cover to insure against its professional liabilities.
15.	MODIFICATION OF AGREEMENT
No modification or any further representation, promise, or agreement in connection with subject matter under this Agreement shall be binding, unless made in writing and signed on behalf of the parties by duly authorized representatives.
16.	ASSIGNABILITY OF AGREEMENT
This Agreement is not assignable by either party without the prior written consent of the other.
17.	FORCE MAJEURE
17.01	Neither party shall be liable to the other for loss or damage resulting from delay or failure to perform this Agreement, or any contract hereunder, either in whole or in part, when any such delay or failure shall be due to causes beyond its control due to civil war, insurrections, strikes, riots, fires, floods, explosions, earthquakes, serious accidents, or any acts of God, or failure of transportation, epidemics, quarantine restrictions, or labor trouble causing cessation, slowdown, or interruption of work.
17.02	In the event that a situation giving rise to force majeure which prevents a party from performing under this Agreement, the parties shall confer as to the further fulfillment or termination of this Agreement.

18.	CONFIDENTIALITY
18.01	Except as may be required by applicable law, any non-public or confidential information relating to the business or affairs of Owner or Owner’s principals obtained by Manager in the performance of this Agreement shall be kept strictly confidential.
18.02	Except as may be required by applicable law this Agreement including all terms, details conditions and period is to be kept private and confidential and beyond the reach of any third party.
18.03	Except as may be required by applicable law, any non-public or confidential information relating to the business or affairs of Manager and/or Manager’s Principals obtained by Owner or Owner’s Principals in the performance of this Agreement shall be kept strictly confidential.
19.	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with English Law.
20.	ARBITRATION
20.01	All disputes arising out of this Agreement shall be arbitrated at London in the following manner. One arbitrator is to be appointed by each of the parties hereto and a third by the two so chosen. Their decision or that of any two of them shall be final and for the purpose of enforcing any award, this Agreement may be made a rule of the court. The arbitrators shall be commercial persons, conversant with shipping matters. Such arbitration is to be conducted in accordance with the rules of the London Maritime Arbitrators Association terms current at the time when the arbitration proceedings are commenced and in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof.
20.02	In the event that Owner or Manager shall state a dispute and designate an arbitrator, in writing, the other party shall have twenty (20) days, excluding Saturdays, Sundays and legal holidays to designate it’s arbitrator, failing which the appointed arbitrator can render an award hereunder.
20.03	Until such time as the arbitrators finally close the hearings, either party shall have the right by written notice served on the arbitrators and on the other party to specify further disputes or differences under this Agreement for hearing and determination.
20.04	The arbitrators may grant any relief, and render an award, which they or a majority of them deem just and equitable and within the scope of the Agreement of the parties, including but not limited to the posting of security. Awards pursuant to this Clause may include costs, including a reasonable allowance for attorney’s fees and judgments may be entered upon any award made herein in any court having jurisdiction.
21.	NOTICES
21.01	Any notice or other communication required to be given or made hereunder shall be in writing and may be served by sending same by registered airmail, electronic-mail, telex, facsimile or by delivering the same (against receipt) to the address of the party to be served to such address as may from time to time be notified by that party for the purpose.

21.02	Any notice served by post as aforesaid shall be deemed conclusively duly served five days after the same shall have been posted. Notices served by telex aforesaid shall be deemed conclusively to have been served on the day following of the same, provided evidence of transmission appears on the particular notice.
21.03	Notices to Manager shall be made as follows:
Heidmar Inc. 20 Glover Avenue Norwalk, Connecticut 06850

Telephone	: (203) 662-2600
Facsimile	: (203) 662-2782
E-mail	: bulletin@heidmar.com

Notices to Owner shall be made as follows:

Owner’s address

Ridgebury Tankers Limited c/o 625 Ridgebury Road Ridgefield, Connecticut 06877

Telephone	: 203-798-2081
Facsimile	: tba
E-mail	: rpburke1@aol.com
22.	ENTIRE AGREEMENT
This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, either verbal or written, between the parties with respect to such subject matter, and no amendment of any provision hereof will be binding upon any party unless in writing and signed by the party agreeing to such amendment.

For and on behalf of	For and on behalf of
Ridgebury Tankers Ltd	Heidmar Inc.

/s/ Robert P. Burke	/s/ John E. Greenwood

Robert P. Burke	John E. Greenwood
President and Chief Executive Officer	Secretary and General Counsel

Schedule A
The Marshall Island Flag Vessels:
Tianlong Spirit (to be renamed Ridgebury John B)
Jiaolong Spirit (to be renamed Ridgebury Lindy A)
Shenlong Spirit (to be renamed Ridgebury Nicholas A)
Dilong Spirit (to be renamed Ridgebury Natasha V)

Exhibit 1
LOI FORMAT
(For Delivering cargo w/o production of the Original B/L)

TO:	(Insert name of OWNERS)	(Insert Date)
The Owners of the (Insert name of ship)
(Insert address)
Dear Sirs,

Ship:	(Insert name of ship)

Voyage:	(Insert load and discharge ports as stated in the Bill of Lading)

Cargo:	(Insert description of cargo)

Bill of Lading:	(Insert identification numbers, date and place of Issue)
The above cargo was shipped on the above ship by (insert name of shipper) and consigned to (insert name of consignee or party to whose order the bill of lading is made out, as appropriate) for delivery at the port of (insert name of discharge port stated in the bills of lading) but the Bills of Lading has not arrived and we, (insert name of party requesting delivery), hereby request you to deliver the said cargo to (insert name of party to whom delivery is to be made) at (insert place where delivery is to be made) without production of the original Bill of Lading.
In consideration of your complying with our above request, we hereby agree as follows:-
1. To indemnify you, your servants and agents and to hold all of you harmless in respect of any liability, loss, damage or expense of whatsoever nature which you may sustain by reason of delivering the cargo in accordance with our request.
2. In the event of any proceedings being commenced against you or any of your servants, or agents in connection with the delivery of the cargo as aforesaid, to provide you or them on demand with sufficient funds to defend the same.
3. If, in connection with the delivery of the cargo as aforesaid, the ship, or any other ship or property in the same or associated ownership, management or control, should be arrested or detained or should the arrest or detention thereof be threatened, or should there be any interference in the use or trading of the vessel (whether by virtue of a caveat being entered on the ship’s registry or otherwise howsoever), to provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such ship or property or to remove such interference and to indemnify you in respect of any liability, loss, damage or expense caused by such arrest or detention or threatened arrest or detention or such interference, whether or not such arrest or detention or threatened arrest or detention or such interference may be justified.

4. If the place at which we have asked you to make delivery is a bulk liquid or gas terminal or facility, or another ship, lighter or barge, then delivery to such terminal, facility, ship, lighter or barge shall be deemed to be delivery to the party to whom we have requested you to make such delivery.
5. As soon as all original Bills of Lading for the above cargo shall have come into our possession, to deliver the same to you, or otherwise to cause all original bills of lading to be delivered to you, whereupon our liability hereunder shall cease.
6. The liability of each and every person under this indemnity shall be joint and several and shall not be conditional upon your proceeding first against any person, whether or not such person is party to or liable under this indemnity.
7. This indemnity shall be governed by and construed in accordance with English Law and each and every person liable under this indemnity shall at your request submit to the jurisdiction of the High Court of Justice of England.
Yours faithfully,
For and behalf of
(Insert name of requestor)
The Requestor

Signature